UNITED FINANCIAL BANCORP, INC.
95 Elm Street
West Springfield, Massachusetts 01089

June 20, 2007

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	United Financial Bancorp, Inc.
Form 10-K for fiscal year ended December 31, 2006 (File No. 000-51369)

Ladies and Gentlemen:

United Financial Bancorp, Inc., a Federal corporation (the “Company”), in connection with its Form 10-K for the fiscal year ended December 31, 2006, originally filed on March 16, 2007, as amended, hereby acknowledges that:

•	the Company is responsible for the adequacy and accuracy of the disclosure in the filing;

•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the filing; and

•	the Company may not assert staff comments as defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.

Very truly yours,

/s/ Richard B. Collins
Richard B. Collins
Chief Executive Officer
(Duly Authorized Representative)